Exhibit 10.7

STONE ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN

W I T N E S S E T H:

WHEREAS, Stone Energy Corporation, a Delaware corporation (the “Company”) hereby established the Stone Energy Corporation 2017 Long-Term Incentive Plan (the “Plan”) to promote the interests of the Company and its stockholders; and

WHEREAS, the Plan’s effective date (the “Effective Date”) is the date, following entry of the order of confirmation by the United States Bankruptcy Court for the Southern District of Texas Houston Division (the “Bankruptcy Court”) with respect to the Company’s voluntary Chapter 11 case filed on December 14, 2016, on which the plan of reorganization of the Company (the “Plan of Reorganization”), becomes effective in accordance with its terms, with such approval of such Bankruptcy Court being in lieu of initial approval by shareholders of the Company.

NOW, THEREFORE, the Company adopts the Plan as of the Effective Date.

I.    PURPOSE

The Plan is intended to promote the interests of the Company and its stockholders by providing a means whereby Employees and Nonemployee Directors may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Dividend Equivalents, Other Stock-Based Awards, Conversion Awards, Cash Awards, Performance Awards or any combination of the foregoing, as is best suited to circumstances of the particular Employee or Nonemployee Director as provided herein.

II.    DEFINITIONS

Capitalized terms used but not otherwise defined in the Plan shall be defined as set forth in this Paragraph II, unless specifically modified by any paragraph:

(a)    “Administrator” means the individual or individuals responsible for the administration of the Plan as provided in Paragraph IV(a).

(b)    “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c)    “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Dividend Equivalent, Other Stock-Based Award, Conversion Award, Cash Award or Performance Award, together with any other right or interest granted under the Plan.

(d)    “Award Agreement” means a written agreement between the Company and a Participant with respect to an Award.

(e)    “Board” means the Board of Directors of the Company.

(f)     “Cash Award” means an Award denominated in cash granted under the Plan, including any Performance Award denominated in cash.

(g)    “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(h)    “Committee” means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

(i)    “Common Stock” means the common stock of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XI.

(j)    “Conversion Award” means an Award granted under Paragraph IX(e) hereof in substitution for a similar award as a result of certain business transactions.

(k)    “Corporate Change” shall have the meaning assigned to such term in Paragraph XI(c).

(l)    “Covered Employee” means an Eligible Person who is designated by the Committee, at the time of grant of a Performance Award, as likely to be a “covered employee” within the meaning of section 162(m) of the Code for a specified fiscal year.

(m)    “Dividend Equivalent” means a right granted under Paragraph IX(b) hereof to receive cash, Common Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments.

(n)    “Employee” means any person in an employment relationship with the Company or any Affiliate.

(o)    “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the

Administrator); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Administrator in such manner as it deems appropriate, taking into account all factors the Administrator deems appropriate including, without limitation, section 409A of Code.

(p)    “Incentive Stock Option” means an “incentive stock option” within the meaning of section 422 of the Code.

(q)    “1934 Act” means the Securities Exchange Act of 1934, as amended.

(r)     “Nonemployee Director” means an individual who is a member of the Board but is not an Employee.

(s)    “Nonstatutory Stock Option” means an option that is not intended to be an “incentive stock option” within the meaning of section 422 of the Code.

(t)    “Option” means a right granted under Paragraph VII to purchase Common Stock at a specified price during specified time periods and includes both Incentive Stock Options and Nonstatutory Stock Options and, if specified in the governing Award Agreement, Stock Appreciation Rights.

(u)    “Other Stock-Based Awards” means awards granted under Paragraph IX(c) hereof.

(v)    “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(w)    “Performance Award” means a right to receive Awards based upon performance criteria specified by the Committee.

(x)    “Restricted Stock Award” means Common Stock granted under Paragraph VIII subject to certain restrictions and a risk of forfeiture.

(y)    “Restricted Stock Unit Award” means a right granted under Paragraph IX(a) hereof to receive Common Stock, cash, or a combination thereof at the end of a specified deferral period (which may or may not be coterminous with the vesting schedule of the Award).

(z)    “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(aa)    “Section 16” means section 16 of the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(bb)    “Section 162(m) Award” means a Performance Award granted under Paragraph X(b) to a Covered Employee that is intended to satisfy the requirements for “performance-based compensation” within the meaning of section 162(m) of the Code.

(cc)    “Stock Appreciation Right” means a right granted under Paragraph VII(d).

III.    EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan will be effective on the Effective Date. No further Awards may be granted under the Plan following the 10th anniversary of the Effective Date. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired and all other Awards granted under the Plan have vested or been settled or forfeited.

IV.    ADMINISTRATION

(a)    Administrator. The Plan shall be administered by the Administrator, which shall mean (i) in the context of Awards granted to, or the administration (or interpretation of any provision) of the Plan as it relates to Employees, the Committee or (ii) in the context of Awards granted to, or the administration (or interpretation of any provision) of the Plan as it relates to any Nonemployee Director, the Board. The Committee shall be a committee of, and appointed by, the Board that shall be comprised solely of two or more directors who are both (A) outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (B) non-employee directors (within the meaning of Rule 16b-3).

(b)    Powers. Subject to the express provisions of the Plan, the Administrator shall have sole authority, in its discretion, to select which Eligible Persons shall receive an Award, the time or times when such Award shall be made, the type of the Award that shall be made, and the number of shares or amount of cash to be subject to each Award. In making such determinations, the Administrator may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the Company’s success and such other factors as the Administrator in its discretion shall deem relevant.

(c)    Additional Powers. The Administrator shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective Award Agreements executed hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of each Award Agreement, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Administrator shall deem expedient to carry the Plan or any such agreement into effect. All determinations and decisions made by the Administrator with respect to the matters referred to in this Paragraph IV and in construing the provisions of the Plan shall be final.

(d)    Limitation of Liability. The Administrator and, if applicable, each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee or the Board and any officer or Employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

V.    SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS

(a)    Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XI with respect to shares of Common Stock subject to Awards then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan, and the maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed [ ● ] shares1 (the “Share Reserve”). Shares of Common Stock subject to an Award under this Plan that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares (Restricted Stock Awards shall not be considered “delivered shares” for this purpose), will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding the foregoing, (i) the number of shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, (ii) shares that were subject to an Option or a Stock Appreciation Right but were not issued or delivered as a result of the net settlement or net exercise of such Option or Stock Appreciation Right and (iii) shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for Awards under this Plan. The Board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(b)    Grant of Awards. The Administrator may from time to time grant Awards to one or more Employees or Nonemployee Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

(c)    Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or

[1]	The number of shares of Common Stock that equates to 10%, determined on a fully diluted basis, of the Common Stock to be issued on or as soon as practicable following the Effective Date pursuant to the Plan of Reorganization. Once determined, this number of shares will be inserted automatically without further action of the Board or Committee.

Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The shares of the Company’s stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Restricted Stock Award or stock settlement of any other form of Award.

VI.    ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees or Nonemployee Directors (collectively, “Eligible Persons”); provided, that, any such individual must be an “employee” within the meaning of General Instruction A.1(a) to Form S-8 of the Company or a parent or subsidiary of the Company. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Dividend Equivalent, an Other Stock-Based Award, a Conversion Award, a Cash Award or a Performance Award, or any combination thereof.

VII.    STOCK OPTIONS

(a)    Option Period. The term of each Option shall be as specified by the Administrator at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

(b)    Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator.

(c)    Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonstatutory Stock Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will be treated as Nonstatutory Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d)    Option Agreement. Each Option shall be evidenced by an Award Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Award Agreement shall specify the effect of termination of (i) employment or (ii) membership on the Board, as applicable, on the exercisability of the Option. An Award Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Award Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Administrator with respect thereto. Further, an Award Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor (“Stock Appreciation Rights”), on such terms and conditions as the Administrator in its sole discretion may prescribe; provided, that, except as provided in Paragraph XI(c), the Administrator shall retain final authority (i) to determine whether a Participant shall be permitted or (ii) to approve an election by a Participant, to receive cash in full or partial settlement of Stock Appreciation Rights. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Award Agreements need not be identical. Subject to the consent of the Participant, the Administrator may, in its sole discretion, amend an outstanding Award Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e)    Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Administrator but, subject to adjustment as provided in Paragraph XI, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Administrator. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Administrator. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonstatutory Stock Option.

(f)    Restrictions on Repricing of Options. Except as provided in Paragraph XI, the Administrator may not, without approval of the stockholders of the Company, amend any outstanding Award Agreement to reduce the option price of outstanding Options or cancel any outstanding Options in exchange for cash, other awards or Options with an option price that is less than the option price of the original Options.

(g)    Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.

VIII.    RESTRICTED STOCK AWARDS

(a)    Forfeiture Restrictions to be Established by the Administrator. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Administrator that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Administrator, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Administrator, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Administrator, (8) the cash flow or return on investment of the Company or any business unit of the Company designated by the Administrator, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Administrator, (10) the economic value added, (11) the return on capital, assets, or stockholders’ equity achieved by the Company, or (12) the total stockholders’ return achieved by the Company, (ii) the Participant’s continued employment with the Company or its parent or subsidiary corporation or continued service as a Nonemployee Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or its parent or subsidiary corporation, division, or department thereof. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Administrator.

(b)    Other Terms and Conditions. Unless provided otherwise in an Award Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Award Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Administrator may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Nonemployee Director (by retirement, disability, death or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in an Award Agreement made in conjunction with the Award.

(c)    Payment for Restricted Stock. The Administrator shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d)    Administrator’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Administrator may, in its discretion and as of a date determined by the Administrator, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Administrator pursuant to this Paragraph may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant. Notwithstanding the preceding provisions of this Paragraph, except in connection with a Corporate Change, the Administrator may not take any action described in this Paragraph with respect to a Restricted Stock Award that has been granted to a Covered Employee if such Award is intended to be a Section 162(m) Award.

(e)    Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into an Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Administrator may determine to be appropriate. The terms and provisions of the respective Award Agreements need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Paragraph VIII(d) above, the Administrator may, in its sole discretion, amend an outstanding Award Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX.    OTHER AWARDS

(a)    Restricted Stock Unit Awards. The Administrator is authorized to grant Restricted Stock Unit Awards to Eligible Persons, subject to the following terms and conditions:

(i)    Award and Restrictions. Restricted Stock Unit Awards shall be subject to such restrictions (which may include a risk of forfeiture) as the Administrator may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals pursuant to Paragraph X and/or future service requirements), separately or in combination, in installments or otherwise, as the Administrator may determine.

(ii)    Settlement. Settlement of a vested Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Administrator (or, if permitted by the Administrator, as elected by the

Participant). Restricted Stock Unit Awards shall be satisfied by the delivery of cash or Common Stock, or a combination thereof, in the amount equal to the Fair Market Value of the specified number of shares of Common Stock covered by the Restricted Stock Unit Award, as determined by the Administrator at the date of grant or thereafter.

(b)    Dividend Equivalents. The Administrator is authorized to grant Dividend Equivalents to an Eligible Person, entitling the Eligible Person to receive cash, Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Restricted Stock Award). The Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date, and if distributed at a later date may be deemed to have been reinvested in additional Common Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Administrator may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be paid to a Participant without restrictions at the same time as ordinary cash dividends are paid by the Company to its stockholders generally. Notwithstanding the foregoing, Dividend Equivalents shall only be paid in a manner that is either exempt from or in compliance with the requirements of section 409A of the Code.

(c)    Other Stock-Based Awards. The Administrator is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Administrator to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Administrator, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries of the Company. The Administrator shall determine the terms and conditions of such Other Stock-Based Awards. Common Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Paragraph IX(c) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Stock, other Awards, or other property, as the Administrator shall determine.

(d)    Cash Awards. The Administrator is authorized to grant Cash Awards, on a free-standing basis or as an element of or supplement to, or in lieu of, any other Award under this Plan to Eligible Persons in such amounts and subject to such other terms (including the achievement of performance goals pursuant to Paragraph X hereof and/or future service requirements) as the Administrator in its discretion determines to be appropriate.

(e)    Conversion Awards. Awards may be granted under the Plan in substitution for similar awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company.

X.    PERFORMANCE AWARDS

(a)    General. The Committee is authorized to designate any of the Awards granted under the Plan as Performance Awards and to grant Cash Awards (which may or may not be designated as Performance Awards). The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions applicable to a Performance Award, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award, except as limited under this Paragraph X in the case of a Section 162(m) Award. Performance conditions may differ for Performance Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

(b)    Section 162(m) Awards. If the Committee determines that a Performance Award granted to a Covered Employee is intended to qualify as a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal or goals and other terms set forth in this Paragraph X provided, however, that nothing in this Paragraph X or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Awards to Covered Employees that are not intended to constitute Section 162(m) Awards or from determining that it is no longer necessary or appropriate for a Section 162(m) Award to qualify as such.

(i)    Performance Goals Generally. The performance goals for Section 162(m) Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria as specified by the Committee. Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee must be “substantially uncertain” at the time the Committee actually establishes the performance goal or goals.

(ii)    Performance Criteria.

(A)    Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Section 162(m) Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow from operations; (5) cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction or management; (21) market share; (22) Fair Market Value of the Common Stock; (23) operating income;

(24) share price; (25) effective equipment utilization; (26) achievement of savings from business improvement projects; (27) capital projects deliverables; (28) performance against environmental targets; (29) safety performance and/or incident rate; (30) human resources management targets, including medical cost reductions and time to hire; (31) satisfactory internal or external audits; (32) sales; and (33) any of the above goals determined pre-tax or post-tax, on an absolute or relative basis, as a ratio with other business criteria, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. The terms above are used as applied under generally accepted accounting principles, as applicable.

(B)    Effect of Certain Events. The Committee may, at the time the performance goals in respect of a Section 162(m) Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of any or all of the following events or occurrences for such performance period: (a) asset write-downs or impairments to assets; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) third party expenses associated with any investment or acquisition by the Company or any subsidiary; (k) any amounts accrued by the Company or its subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (l) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (m) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (n) marked-to-market adjustments for financial instruments. In addition, Section 162(m) Awards may be adjusted by the Committee in accordance with the provisions of Paragraph XI. The adjustments described in this Paragraph shall only be made, in each case, to the extent that such adjustments in respect of a Section 162(m) Award would not cause the Award to fail to qualify as “performance-based compensation” under section 162(m) of the Code.

(iii)    Timing for Establishing Performance Goals. No later than 90 days after the beginning of any performance period applicable to a Section 162(m) Award, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code, the Committee shall establish (i) the Eligible Persons who will be granted Section 162(m) Awards, and (ii) the objective formula used to calculate the amount of cash or stock payable, if any, under such Section 162(m) Awards, based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected by the Committee from the list set forth in Paragraph X(b)(ii)(A).

(iv)    Section 162(m) Award Pool. The Committee may establish an unfunded pool, with the amount of such pool calculated using an objective formula based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected from the list set forth in this Paragraph X during the given performance period, as specified by the Committee for the purpose of granting Section 162(m) Awards. The Committee may specify the amount of the pool as a percentage of any of such business criteria, a percentage in excess of a threshold amount with respect to such business criteria, or as another amount which need not bear a direct relationship to such business criteria but shall be objectively determinable and calculated based upon the level of achievement of pre-established goals with regard to the business criteria.

(v)    Settlement or Payout of Awards; Other Terms. Except as otherwise permitted under section 162(m) of the Code, after the end of each performance period and before any Section 162(m) Award is settled or paid, the Committee shall certify the level of performance achieved with regard to each business criteria established with respect to each Section 162(m) Award and shall determine the amount of cash or Common Stock, if any, payable to each Participant with respect to each Section 162(m) Award. The Committee may, in its discretion, reduce the amount of a payment or settlement otherwise to be made in connection with a Section 162(m) Award, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Section 162(m) Award.

(vi)    Written Determinations. With respect to each Section 162(m) Award, all determinations by the Committee as to (A) the establishment of performance goals and performance period with respect to the selected business criteria, (B) the establishment of the objective formula used to calculate the amount of cash or stock payable, if any, based on the level of achievement of such performance goals, and (C) the certification of the level of performance achieved during the performance period with regard to each business criteria selected, shall each be made in writing. Consistent with the terms of Paragraph IV(a), when taking any action with respect to Section 162(m) Awards, the Committee shall be made up entirely of outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder). Further, the Committee may not delegate any responsibility relating to a Section 162(m) Award that would cause the Award to fail to so qualify.

(vii)    Options and Stock Appreciation Rights. Notwithstanding the foregoing provisions of this Paragraph X, Options and Stock Appreciation Rights with a purchase or grant price not less than the Fair Market Value on the date of grant awarded to Covered Employees are intended to be Section 162(m) Awards even if not otherwise contingent upon achievement of a pre-established performance goal or goals with respect to the business criteria listed above.

(viii)    Status of Section 162(m) Awards. The terms governing Section 162(m) Awards shall be interpreted in a manner consistent with section 162(m) of the Code and the regulations thereunder, in particular the prerequisites for qualification as “performance-based compensation,” and, if any provision of this Plan as in effect on the date of adoption of any Award Agreements relating to Performance Awards that are designated as Section 162(m) Awards does not comply or is inconsistent with the requirements of section 162(m) of the Code and the regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(ix)    Limits on Awards to Covered Employees. In each calendar year during any part of which this Plan is in effect, a Covered Employee may not be granted Awards intended to be Section 162(m) Awards, (i) to the extent such Award is based on a number of shares of Common Stock, relating to more than 10% of the Share Reserve, subject to adjustment in a manner consistent with any adjustment made pursuant to Paragraph XI and (ii) to the extent such Award is designated to be paid only in cash, or an Award the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of [$10,000,000].

XI.    RECAPITALIZATION OR REORGANIZATION

(a)    No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(b)    Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c)    Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of the directors of the Company, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay (or cause to be paid) to each Participant an amount per share equal to the excess, if any, of the amount calculated in Paragraph XI(d) below (the “Change of Control Value”) of the shares subject to such Option over the exercise price(s) under such Options for such shares; provided that in the case of an Option for which the exercise price exceeds the Change in Control Value, such Option shall be cancelled for no consideration, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d)    Change of Control Value. For the purposes of clause (2) in Paragraph XI(c) above, the Change of Control Value shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Paragraph or Paragraph XI(c) above consists of anything other than cash, the Committee shall determine the fair market value of the portion of the consideration offered which is other than cash and which shall be paid to the Participant in such form of consideration.

(e)    Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XI, such Award and any Award Agreement shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award so as to prevent the dilution or enlargement of rights. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XI, the aggregate number of shares available under the Plan, the aggregate number of shares that may be issued under the Plan through Incentive Stock Options, the maximum number of shares that may be subject to Awards granted to any one individual, and any conditions, restrictions or limitations on the Awards shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f)    Stockholder Action. Any adjustment provided for in the above Paragraphs shall be subject to any required stockholder action.

(g)    No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XII.    AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to materially increase the benefits accruing to Nonemployee Directors participating in the Plan, (b) amend the

Plan to increase the maximum aggregate number of shares that may be issued under the Plan, increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Plan, or (c) amend or delete Paragraph VII(f).

XIII.    MISCELLANEOUS

(a)    No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Administrator shall be deemed to give an Employee or Nonemployee Director any right to be granted an Option, a Restricted Stock Award, or any other Award or rights hereunder except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b)    No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Nonemployee Director any right with respect to continuation of membership on the Board.

(c)    Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Administrator deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.

(d)    No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e)    Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator.

(f)    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(g)    Section 409A of the Code. It is the general intention, but not the obligation, of the Administrator to design Awards to comply with or to be exempt from the requirements of section 409A of the Code, and Awards will be operated and construed accordingly. Neither this Paragraph XIII(g) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Common Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any person on account of non-compliance with the requirements of section 409A of the Code. Notwithstanding any provision in this Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under section 409A of the Code) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under section 409A of the Code if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under section 409A of the Code (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of section 409A of the Code and related regulations and other guidance are hereby incorporated by reference herein and shall control over any Plan or Award Agreement provision in conflict therewith.

(h)    Clawback. This Plan is subject to any written clawback policies that the Company, with the approval of the Board, may adopt. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards under this Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Plan.